Exhibit 99.1


                QUIZNO'S Going Private Offer Withdrawn


      DENVER, Colo. - The Quizno's Corporation (Nasdaq: QUIZ) announced today that an offer to buy outstanding shares of stock by its two largest shareholders has been withdrawn. An agreement regarding all the terms of the transaction could not be reached with the Special Committee of the Board of Directors evaluating the offer, according to the Company.

      The Schaden Acquisition Company, comprised of principals Dick Schaden, currently Vice President and Secretary of The Quizno's Corporation, and Rick Schaden, President and CEO, made the offer, which would have taken the public company private. Together, the Schadens own a majority of shares of The Quizno's Corporation.



For more information contact:

Patrick E. Meyers, General Counsel
The Quizno's Corporation
303-291-0999